                                                                    EXHIBIT 99.1

ACQUIRED BUSINESS:


UTAH RAILWAY COMPANY


FINANCIAL STATEMENTS:

Report of Independent Public Accountant...............................................2

Consolidated Balance Sheets as of December 29, 2001 and
December 30, 2000.....................................................................3

Consolidated Statements of Income and Retained Earnings for the Years Ended
 December 29, 2001 and December 30, 2000..............................................5

Consolidated Statements of Cash Flows for the Years Ended December 29, 2001 and
 December 30, 2000....................................................................6

Notes to Financial Statements.........................................................7

UNAUDITED FINANCIAL STATEMENTS:

Consolidated Balance Sheets as of June 29, 2002 and
 December 29, 2001...................................................................13

Consolidated Statements of Income for the Six-Months Ended
 June 29, 2002 and June 30, 2001.....................................................15

Consolidated Statements of Cash Flows for the Six-Months Ended June 29, 2002 and
 June 30,2001........................................................................16

Notes to Unaudited Financial Statements..............................................17

GENESEE & WYOMING INC.:

UNAUDITED PRO FORMA FINANCIAL STATEMENTS:

Introduction.........................................................................18

Pro Forma Combined Balance Sheet as of June 30, 2002.................................20

Pro Forma Combined Statement of Income for the Year Ended
 December 31, 2001...................................................................22

Pro Forma Combined Statement of Income for the Six-Months
 Ended June 30, 2001.................................................................23

Notes to Unaudited Pro Forma Combined Financial Statements...........................24

                         Report of Independent Auditors

The Board of Directors and Shareholder
Utah Railway Company

We have audited the accompanying consolidated balance sheets of Utah Railway Company (an indirect wholly owned subsidiary of Mueller Industries, Inc.) as of December 29, 2001 and December 30, 2000, and the related consolidated statements of income and retained earnings and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Utah Railway Company at December 29, 2001 and December 30, 2000, and the consolidated results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States.

Ernst & Young LLP

January 24, 2002

                              Utah Railway Company
       (An indirect wholly owned subsidiary of Mueller Industries, Inc.)

                           Consolidated Balance Sheets

                                               DECEMBER 29, DECEMBER 30,
                                                  2001          2000
                                             --------------------------
ASSETS
Current assets:
   Cash and cash equivalents                 $ 2,398,647    $ 2,116,623
   Accounts receivable                         5,294,004      4,383,564
   Inventories                                   730,342        862,458
   Prepaid expenses and other                    135,724         19,073
                                             --------------------------
Total current assets                           8,558,717      7,381,718

Accounts receivable from Mueller                       -      3,097,331

Property, plant and equipment, net            18,344,792     18,551,620

Intangible assets, net of amortization of
   $608,248 in 2001 and $454,423 in 2000         676,268        830,093
                                             --------------------------






Total assets                                 $27,579,777    $29,860,762
                                             ==========================

                              Utah Railway Company
       (An indirect wholly owned subsidiary of Mueller Industries, Inc.)

                           Consolidated Balance Sheets
                                  (continued)




                                                              DECEMBER 29,     DECEMBER 30,
                                                                  2001             2000
                                                             -----------------------------
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
   Accounts payable                                          $  4,127,042     $  2,877,230
   Accrued wages and other employee costs                         499,153          430,168
   Other current liabilities                                       43,488           38,829
   Dividend payable                                             2,865,764                -
                                                             -----------------------------
Total current liabilities                                       7,535,447        3,346,227

Deferred income taxes                                           5,488,737        5,424,321
                                                             -----------------------------
Total liabilities                                              13,024,184        8,770,548

Commitments                                                             -                -

Shareholder's equity:
   Common stock, $100 par value; shares authorized
     35,000; issued and outstanding 30,698                      3,064,800        3,064,800
   Discount on common stock                                    (1,000,000)      (1,000,000)
   Additional paid-in capital                                   8,289,202        8,289,202
   Retained earnings                                            4,201,591       10,736,212
                                                             -----------------------------
Total shareholder's equity                                     14,555,593       21,090,214
                                                             -----------------------------
Total liabilities and shareholder's equity                   $ 27,579,777     $ 29,860,762
                                                             =============================



See accompanying notes.

                              Utah Railway Company
       (An indirect wholly owned subsidiary of Mueller Industries, Inc.)

             Consolidated Statements of Income and Retained Earnings

                                                           YEAR ENDED
                                                  DECEMBER 29,      DECEMBER 30,
                                                      2001              2000
                                                  -----------------------------

Operating revenues                                $ 23,399,235     $ 24,667,082

Operating expenses:
   Track maintenance                                 2,369,905        1,993,963
   Equipment maintenance                             4,115,885        4,733,498
   Transportation                                    9,871,259        9,573,968
   General and administrative                        1,690,499        1,288,735
                                                  -----------------------------
                                                    18,047,548       17,590,164
                                                  -----------------------------
Operating income                                     5,351,687        7,076,918

Interest income                                        150,347          430,601
                                                  -----------------------------
Income before income taxes                           5,502,034        7,507,519

Income tax expense:
   Current                                           1,972,239        2,371,584
   Deferred                                             64,416          724,979
                                                  -----------------------------
                                                     2,036,655        3,096,563
                                                  -----------------------------
Net income                                           3,465,379        4,410,956

Retained earnings at the beginning of the year      10,736,212        6,325,256
Dividend                                           (10,000,000)               -
                                                  -----------------------------
Retained earnings at the end of the year          $  4,201,591     $ 10,736,212
                                                  =============================



See accompanying notes.

                              Utah Railway Company
       (An indirect wholly owned subsidiary of Mueller Industries, Inc.)

                      Consolidated Statements of Cash Flows

                                                                  YEAR ENDED
                                                          DECEMBER 29,   DECEMBER 30,
                                                              2001           2000
                                                          ---------------------------
OPERATING ACTIVITIES
Net income                                                $ 3,465,379     $ 4,410,956
Reconciliation of net income to net cash
   provided by operating activities:
     Depreciation and amortization                            660,293         670,955
     Deferred income taxes                                     64,416         724,979
     Changes in assets and liabilities:
       Accounts receivable                                   (910,440)      2,491,564
       Inventories, prepaid expenses and other                 15,465        (107,054)
       Accounts payable                                     1,249,812        (489,753)
       Accrued wages and other employee costs                  68,985         (11,015)
       Other current liabilities                                4,659      (3,787,439)
                                                          ---------------------------
Net cash provided by operating activities                   4,618,569       3,903,193

INVESTING ACTIVITIES
Accounts receivable and advances due from Mueller, net      3,097,331      (3,097,331)
Accounts payable to Mueller                                         -      (4,680,375)
Purchases of property, plant and equipment and other         (299,640)        (97,154)
                                                          ---------------------------
Net cash provided by (used in) investing activities         2,797,691      (7,874,860)

FINANCING ACTIVITIES
Dividends paid to parent                                   (7,134,236)              -
                                                          ---------------------------

Net increase (decrease) in cash and cash equivalents          282,024      (3,971,667)

Cash and cash equivalents at the beginning of the year      2,116,623       6,088,290
                                                          ---------------------------
Cash and cash equivalents at the end of the year          $ 2,398,647     $ 2,116,623
                                                          ===========================




See accompanying notes.

                              UTAH RAILWAY COMPANY
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF MUELLER INDUSTRIES, INC.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                DECEMBER 29, 2001

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Utah Railway Company (the Company) was incorporated in 1912 to provide rail transportation for coal production from central Utah coal mines to connections with other railroads for distribution to customers. The Company's operations traverse a total of 420 miles of track, of which the Company wholly owns 46 miles. The remaining 374 miles are operated under trackage rights over railroad owned by another carrier. In 1997 the Company also began a switching operation primarily in the Salt Lake City, Provo and Ogden metropolitan areas. Switching operations consist of accepting freight from other carriers for delivery to rail-served customers and/or accepting loads of freight from such customers for delivery to long-haul railroad carriers to be transported to final destinations. The Company is a wholly owned subsidiary of Arava Natural Resources Company, Inc. (Arava), which is a wholly owned subsidiary of Mueller Industries, Inc. (Mueller).

The Company serves five major customers, which are either coal producers, power plants or other railroads located in Utah and the western United States pursuant to certain long-term contracts. Based on the size and diversity of the customers, management believes the concentration of credit risk associated with these transactions is acceptable given the underlying credit strength of these customers. Historical credit losses have not been significant. At December 29, 2001 and December 30, 2000, customers accounting for more than 10% of total revenues numbered two.

PRINCIPLES OF CONSOLIDATION

In 1999 the Company purchased for approximately $675,000 all shares of the Salt Lake City Southern Railroad Company, which owns certain trackage and has defined trackage rights in the Salt Lake City metropolitan area. The acquisition was accounted for using the purchase method. The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

                              UTAH RAILWAY COMPANY
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF MUELLER INDUSTRIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

DEFINITION OF ACCOUNTING PERIOD

The Company's fiscal year-end is the last Saturday in December.

INVENTORIES

Inventories consist of materials and supplies and are valued at the lower of cost or market on a first-in, first-out (FIFO) basis.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment was stated at fair value as of December 28, 1990, with subsequent additions recorded at cost. The Company utilizes the Retirement-Replacement-Betterment (RRB) accounting convention for fixed assets. Under RRB accounting, the initial costs of installing track are capitalized. The capitalized costs of track are not depreciated and remain capitalized until the track is retired. The cost of replacing existing track is expensed as incurred as is regular maintenance related thereto. Betterments are capitalized but not depreciated, and the current cost of the part replaced by betterment is expensed. Depreciation on depreciable components of fixed assets is provided on the straight-line method over estimated useful lives of five to 50 years.

INTANGIBLE ASSETS

The Company has recorded intangible assets. The value in excess of amounts allocable to identifiable assets and trackage rights are amortized using the straight-line method over 20 and 5 years, respectively. The Company evaluates the carrying value of long-lived assets for potential impairment on an ongoing basis.

REVENUE RECOGNITION

Revenue from transportation and switching operations is generally recognized at the completion of the service.

                              UTAH RAILWAY COMPANY
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF MUELLER INDUSTRIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

INTERLINE TRANSACTIONS

Accounts receivable and accounts payable reflect certain interline transactions with other railroads which the Company is required to enter into as part of settling freight payments received from customers. This industry system follows Railway Accounting Rules as adopted by member railroads of The Association of American Railroads, of which the Company is a member. At year-end, in accordance with industry practice, revenue is recorded for estimated unsettled freight not yet part of the industry's interline accounting system.

INCOME TAXES

The Company is included in the consolidated federal and state income tax returns filed by Mueller. The Company and Mueller have an agreement for the allocation of federal and state income taxes, the general result of which is to have the tax liability of the Company determined on a stand-alone basis.

CASH EQUIVALENTS

Temporary investments with maturities of three months or less are considered to be cash equivalents. These investments are stated at cost, which approximates fair value.

LITIGATION AND OTHER MATTERS

The Company is involved in certain litigation as a result of claims that arise in the ordinary course of business, which management believes will not have a material adverse effect on the Company's financial condition or results of operations.

                              UTAH RAILWAY COMPANY
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF MUELLER INDUSTRIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

2. PROPERTY, PLANT AND EQUIPMENT

Components of property, plant and equipment are as follows:

                                             DECEMBER 29,     DECEMBER 30,
                                                 2001             2000
                                          --------------------------------

Land and track                               $13,682,986      $13,656,385
Other roadway                                  1,149,382        1,149,382
Buildings and equipment                        5,949,944        5,863,617
Construction-in-progress                         219,492           32,779
                                          --------------------------------
                                              21,001,804       20,702,163
Less accumulated depreciation                 (2,657,012)      (2,150,543)
                                          --------------------------------
Property, plant and equipment, net           $18,344,792      $18,551,620
                                          ================================

Depreciation expense for fiscal years 2001 and 2000 was $506,469 and $513,129, respectively.

3.  TRANSACTIONS WITH AFFILIATES

Total management fees paid to the parent and to Mueller amounted to $479,000 in 2001 and $479,000 in 2000 and are included in general and administrative expenses. Payments to the parent for reimbursement of liability insurance and other expenses totaled $503,000 and $496,000 in 2001 and 2000, respectively. Total payments to the parent for participation in the parent's 401(k) plan totaled $176,000 in 2001 and $170,000 in 2000.

At December 30, 2000, accounts receivable from Mueller included cash advances made by the Company. The balance bore no interest and was repaid during 2001.

                              UTAH RAILWAY COMPANY
       (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF MUELLER INDUSTRIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

3.  TRANSACTIONS WITH AFFILIATES (CONTINUED)

On December 20, 2001, the Company declared a dividend on its retained earnings and assets to Arava. As of December 29, 2001, the Company had paid $7,134,236, with the remaining balance classified as a current liability.

4.  INCOME TAXES

Income tax expense consists of the following:

                                             DECEMBER 29,          DECEMBER 30,
                                                 2001                  2000
                                       -----------------------------------------
              Current:
                  Federal                     $1,714,430            $2,061,573
                  State                          257,809               310,011
                                       -----------------------------------------
                                               1,972,239             2,371,584

              Deferred:
                  Federal                         58,943               663,379
                  State                            5,473                61,600
                                       -----------------------------------------
                                                  64,416               724,979
                                       -----------------------------------------
                                              $2,036,655            $3,096,563
                                       =========================================

Under a tax-sharing agreement between Mueller and the Company, the current portion of income tax expense is payable to Mueller. The Company made payments to Mueller for its income tax expense for $2,036,655 in 2001 and a prepayment of $2,930,600 in 2000. Deferred taxes relate primarily to differences in the book and tax basis of property, plant and equipment.

5.  EMPLOYEE BENEFIT PLANS

The Company participates in Mueller's employee savings plan that qualifies under
Section 401(k) of the Internal Revenue Code. Most employees of the Company (other than those covered by certain collective bargaining agreements) may participate by deferring from 1% to 15% of their eligible compensation. For 2001, the Company's matching percentage was 100% of the first 3% of each employee's contribution and 50% of the next 2% of each employee's contribution. For 2000, the Company's matching percentage was 50% of the first 8% of each employee's contribution. The Company match vests immediately. Compensation expense for the 401(k) match was not material in 2001 or 2000.

                              UTAH RAILWAY COMPANY
        (AN INDIRECT WHOLLY OWNED SUBSIDIARY OF MUELLER INDUSTRIES, INC.)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

6.  COMMITMENTS

The Company leases locomotives under operating leases that expire beginning in 2008. The Company is required to make additional rental payments when it exceeds certain mileage limits stated in the leases. Future minimum payments under noncancelable operating leases with initial terms of one year or more are as follows:

                 2002                                     $     868,400
                 2003                                           868,400
                 2004                                           868,400
                 2005                                           868,400
                 2006                                           786,300
                 Thereafter                                   1,515,500
                                                      --------------------
                                                          $   5,775,400
                                                      ====================

The Company has a maintenance agreement with the locomotive lessor. Under the terms of the maintenance contract, the lessor is required to provide all labor, materials, tools, equipment and supplies to service each locomotive under lease through 2006. Future payments under the maintenance contract are $889,900 for fiscal years 2002 through 2005 and $457,100 in 2006.

The Company has a maintenance agreement for the locomotives used in the Company's switching operations. Costs under the agreement are based on the number of locomotives used per day and parts and service.

Maintenance and rental costs under the above agreements consisted of the following:

                                               DECEMBER 29,      DECEMBER 30,
                                                   2001              2000
                                          --------------------------------------
                 Rental costs                   $1,218,000        $1,655,000
                 Maintenance                     1,734,000         2,092,000
                                          --------------------------------------
                                                $2,952,000        $3,747,000
                                          ======================================

                              Utah Railway Company
       (An indirect wholly owned subsidiary of Mueller Industries, Inc.)
                           Consolidated Balance Sheets
                                   (Unaudited)

                                                                       JUNE 29,             DECEMBER 29,
                                                                         2002                   2001
                                                                -------------------------------------------
ASSETS
Current assets:
   Cash and cash equivalents                                          $  5,935,104         $  2,398,647
   Accounts receivable                                                   4,254,866            5,294,004
   Inventories                                                             715,230              730,342
   Prepaid expenses and other                                              243,274              135,724
                                                                -------------------------------------------
Total current assets                                                    11,148,474            8,558,717

Accounts receivable from Mueller                                            13,384                    -

Property, plant and equipment, net                                      18,168,292           18,344,792
Other assets                                                                59,492                    -
Intangible assets, net of amortization of
   $685,162 in 2001 and $608,248 in 2001                                   599,355              676,268
                                                                -------------------------------------------






Total assets                                                           $29,988,997          $27,579,777
                                                                ===========================================

                              Utah Railway Company
       (An indirect wholly owned subsidiary of Mueller Industries, Inc.)
                           Consolidated Balance Sheets
                                   (Unaudited)
                                   (continued)


                                                         JUNE 29,       DECEMBER 29,
                                                           2002             2001
                                                      -----------------------------
LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
   Accounts payable                                   $  2,595,554     $  4,127,042
   Accrued wages and other employee costs                  411,526          499,153
   Other current liabilities                             1,801,510           43,488
   Dividend payable                                      2,865,764        2,865,764
                                                      -----------------------------
Total current liabilities                                7,674,354        7,535,447

Deferred income taxes                                    5,546,877        5,488,737
                                                      -----------------------------
Total liabilities                                       13,221,231       13,024,184

Commitments                                                      -                -

Shareholder's equity:
   Common stock, $100 par value; shares authorized
     35,000; issued and outstanding 30,698               3,064,800        3,064,800
   Discount on common stock                             (1,000,000)      (1,000,000)
   Additional paid-in capital                            8,289,202        8,289,202
   Retained earnings                                     6,413,764        4,201,591
                                                      -----------------------------
Total shareholder's equity                              16,767,766       14,555,593
                                                      -----------------------------
Total liabilities and shareholder's equity            $ 29,988,997     $ 27,579,777
                                                      =============================



See accompanying notes.

                              Utah Railway Company
        (An indirect wholly owned subsidiary of Mueller Industries, Inc.)
             Consolidated Statements of Income and Retained Earnings
                                   (Unaudited)


                                                          SIX MONTHS ENDED
                                                       JUNE 29,       JUNE 30,
                                                        2002           2001
                                                    --------------------------

Operating revenues                                  $12,097,433    $11,768,015

Operating expenses:
   Track maintenance                                  1,047,975        943,089
   Equipment maintenance                              2,112,905      2,267,293
   Transportation                                     4,463,198      4,885,654
   General and administrative                           747,695        902,925
                                                    --------------------------
                                                      8,371,773      8,998,961
                                                    --------------------------
Operating income                                      3,725,660      2,769,054

Interest income                                          19,613         53,465
                                                    --------------------------
Income before income taxes                            3,745,273      2,822,518

Income taxes                                          1,533,100      1,183,700
                                                    --------------------------
Net income                                            2,212,173      1,638,818

Retained earnings at the beginning of the period      4,201,591     10,736,212

                                                    --------------------------
Retained earnings at the end of the period          $ 6,413,764    $12,375,030
                                                    ==========================



See accompanying notes.

                              Utah Railway Company
        (An indirect wholly owned subsidiary of Mueller Industries, Inc.)
                      Consolidated Statements of Cash Flows
                                   (Unaudited)

                                                                  SIX MONTHS ENDED
                                                              JUNE 29,        JUNE 30,
                                                                2002            2001
                                                            ---------------------------
OPERATING ACTIVITIES
Net income                                                  $ 2,212,173     $ 1,638,818
Reconciliation of net income to net cash
   provided by operating activities:
     Depreciation and amortization                              321,711         329,692
     Deferred income taxes                                       58,140               -
     Changes in assets and liabilities:
       Accounts receivable                                    1,039,138      (1,134,877)
       Inventories, prepaid expenses and other                  (92,438)         62,977
       Accounts payable                                      (1,531,488)      1,295,970
       Accrued wages and other employee costs                   (87,627)        (12,638)
       Other current assets/liabilities, net                  1,698,530       1,350,479
                                                            ---------------------------
Net cash provided by operating activities                     3,618,139       3,530,421

INVESTING ACTIVITIES

Accounts receivable and advances due from Mueller, net          (13,384)          9,490
Purchases of property, plant and equipment and other            (68,298)       (222,588)
                                                            ---------------------------
Net cash provided by (used in) investing activities             (81,682)       (213,098)
                                                            ---------------------------

Net increase (decrease) in cash and cash equivalents          3,536,457       3,317,323

Cash and cash equivalents at the beginning of the period      2,398,647       2,116,623
                                                            ---------------------------
Cash and cash equivalents at the end of the period          $ 5,935,104     $ 5,433,946
                                                            ===========================




See accompanying notes.

                              Utah Railway Company
        (An indirect wholly owned subsidiary of Mueller Industries, Inc.)
                   Notes to Consolidated Financial Statements
                                   (Unaudited)




1. BUSINESS AND BASIS OF PRESENTATION

Utah Railway Company ("URC") was a wholly owned subsidiary of Arava Natural Resources Company, Inc. ("ANRC") and an indirect wholly owned subsidiary of Mueller Industries, Inc. ("Mueller") until its acquisition by Genesee & Wyoming Inc. from Mueller on August 28, 2002, for approximately $55.7 million in cash, including transaction costs.

URC (either directly or through its wholly-owned subsidiary, Salt Lake City Southern Railroad Company, Inc.) currently operates 23 locomotives over 46 miles of owned track and 374 miles of track under track access agreements. The tracks over which URC operates run from Ogden, Utah to Grand Junction, Colorado. In addition, URC serves industrial customers in and around Salt Lake City, Utah through trackage rights from the Utah Transit Authority.

The accompanying interim financial statements have been prepared by the Company's management and reflect the historical financial position, results of operations and cash flows of URC, in accordance with accounting principles generally accepted in the United States.

These interim financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the unaudited financial statements for the six-month periods ended June 29, 2002 and June 30, 2001, are presented on a basis consistent with audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for interim periods are not necessarily indicative of results of operations for the full year. The interim consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto for the years ended December 29, 2001 and December 30, 2000.

Genesee & Wyoming Inc.
Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined balance sheet of Genesee &
Wyoming Inc. (GWI) gives effect to the transactions described below as if such transactions had occurred on June 30, 2002. The following unaudited pro forma combined statements of income of GWI for the year ended December 31, 2001 and the six months ended June 30, 2002 give effect to the transactions described below as if such transactions had occurred on January 1, 2001.

The unaudited pro forma financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of GWI included in GWI's Annual Report on Form 10-K for the year ended December 31, 2001 and Quarterly Report on Form 10-Q for the six months ended June 30, 2002. The pro forma financial statements do not purport to be indicative of the results that actually would have been obtained had all the transactions been completed as of the assumed dates and for the periods presented and are not intended to be a projection of future results or trends. Operating results for any interim period are not necessarily indicative of results that may be expected for the full year.

On August 28, 2002, GWI acquired all of the issued and outstanding shares of common stock (the Shares) of Utah Railway Company (URC) from Mueller Industries, Inc. (Mueller) for approximately $55.7 million in cash, including transaction costs. The acquisition was consummated pursuant to the terms of a Stock Purchase Agreement, dated as of August 19, 2002, among the Registrant, ANRC and Mueller Industries, Inc. ("MLI") (the "Stock Purchase Agreement"). The Registrant purchased the shares of URC and made an election under Section 338 (h)(10) of the U.S. Tax Code to treat the stock purchase as an asset purchase and, therefore, will receive the stepped up basis of the assets for tax purposes. The purchase price was allocated to current assets ($4.3 million), property and equipment ($18.1 million) and intangible assets ($35.9 million) less assumed current liabilities ($2.6 million). The $35.9 million allocated to intangible assets relates to perpetual trackage agreements. Under SFAS No. 142 these assets have been determined to have an indefinite useful life and therefore are not subject to amortization. As contemplated with the acquisition, the Company implemented a severance program under which certain URC employees were terminated in the third quarter of 2002. The aggregate $336,000 cost of these restructuring activities is considered a liability assumed in the acquisition and as such, was allocated to the purchase price.

URC (either directly or through its wholly-owned subsidiary, Salt Lake City Southern Railroad Company, Inc.) currently operates 23 locomotives over 46 miles of owned track and 374 miles of track under track access agreements. The tracks over which URC operates run from Ogden, Utah to Grand Junction, Colorado. In addition, URC serves industrial customers in and around Salt Lake City, Utah through trackage rights from the Utah Transit Authority. Following the acquisition, the Registrant (through URC, its new wholly-owned subsidiary) intends to continue to use the assets of URC for the same purposes to which they were previously devoted.

The Registrant funded the acquisition under the Third Amended and Restated Revolving Credit Agreement dated as of August 17, 1999 among the Registrant, certain subsidiaries, Fleet National Bank (f/k/a BankBoston, N.A.) and the banks named therein.

URC's fiscal year-end and quarter ends are the last Saturday of the year and each quarter. GWI's fiscal year-end and quarter ends are the last day of the year and each quarter. The unaudited pro forma financial statements of GWI include the operations of URC for the year ended December 29, 2001 and the six months ended June 29, 2002.

On February 22, 2002, after having received the necessary approvals from The Surface Transportation Board, the Company acquired Emons Transportation Group, Inc. (Emons) for approximately $29.4 million in cash, including transaction costs and net of cash received in the acquisition. The Company purchased all of the outstanding shares of Emons at $2.50 per share. The purchase price was allocated to current assets ($4.0 million) and property and equipment ($33.7 million) less assumed current liabilities ($4.5 million) and assumed long-term liabilities ($3.8 million).

As contemplated with the acquisition of Emons, the Company implemented early retirement and severance programs under which 22 Emons employees were terminated in the first quarter of 2002. The aggregate $804,000 cost of these restructuring activities is considered a liability assumed in the acquisition and as such, was allocated to the purchase price. The majority of these costs were paid in the three months ended March 31, 2002.

The Company funded the acquisition of Emons through its $103.0 million revolving line of credit held under its primary credit agreement, all of which was available at the time of the purchase. Emons is a short line railroad holding company with operations over 340 miles of track in Maine, Vermont, New Hampshire, Quebec and Pennsylvania.

On October 1, 2001, GWI acquired all of the issued and outstanding shares of common stock (the Shares) of South Buffalo Railway Company (South Buffalo) from Bethlehem Steel Corporation (Bethlehem). The acquisition of South Buffalo was consummated pursuant to the terms of a Stock Purchase and Sale Agreement dated September 28, 2001 between GWI and Bethlehem (the Stock Purchase Agreement). The purchase price of $33.1 million was allocated to current assets ($2.3 million), property and equipment ($17.6 million) and goodwill ($18.8 million) less assumed current liabilities ($2.4 million) and assumed long-term liabilities ($3.2 million).

South Buffalo currently owns and operates locomotives and rolling stock over 52 miles of owned track in Buffalo, New York. Following the acquisition of South Buffalo, GWI continued to use the assets of South Buffalo for the same purposes to which they were previously devoted.

Pursuant to the Stock Purchase Agreement, the total purchase price paid by GWI to Bethlehem for the Shares included $33.1 million in cash and the assumption of certain liabilities. The cash portion of the purchase price was subject to adjustment post-closing based on the Retained Earnings, as defined, of South Buffalo as of the closing date. That adjustment was not material.

GWI funded the acquisition of South Buffalo under its $103.0 million revolving credit facility with Fleet National Bank. At the closing, GWI acquired beneficial ownership of the Shares and assumed actual ownership of the Shares on December 6, 2001 pursuant to the November 21, 2001 approval of the transaction by The Surface Transportation Board.

The acquisition of South Buffalo also gave rise to the right of The 1818 Fund III, L.P. (the Fund), a private equity fund managed by Brown Brothers Harriman & Co., to purchase from GWI an additional 5,000 shares of GWI's 4% Redeemable Convertible Preferred Stock, Series A, (Convertible Preferred) pursuant to the terms of a Stock Purchase Agreement dated October 19, 2000 between GWI and the Fund. The Fund exercised its option to purchase the 5,000 shares of Convertible Preferred for a total purchase price of $5.0 million on December 11, 2001.

                     Genesee & Wyoming Inc. and Subsidiaries

                       Pro Forma Combined Balance Sheets
                               As of June 30, 2002
                      (in thousands, except share amounts)
                                   (Unaudited)

                                                                  Utah Railway
                                                                    Company
                                          Genesee &  Utah Railway Acquisition
                                         Wyoming Inc.   Company   Adjustments  Pro Forma
                                         -----------------------------------------------

ASSETS
Current assets:
   Cash and cash equivalents               $ 13,249    $  5,935    ($ 5,935)    $ 13,249
   Accounts receivable, net                  43,505       4,255                   47,760
   Materials and supplies                     6,199         715                    6,914
   Prepaid expenses and other                 6,546         243                    6,789
   Deferred income tax assets, net            2,135           -                    2,135
                                           ---------------------------------------------

Total current assets                         71,634      11,148      (5,935)      76,847

ACCOUNTS RECEIVABLE FROM MUELLER                  -          14         (14)           -

PROPERTY AND EQUIPMENT, net                 234,564      18,168         (46)     252,686
INVESTMENT IN UNCONSOLIDATED AFFILIATES      80,257           -           -       80,257
GOODWILL                                     24,226           -           -       24,226
INTANGIBLE and OTHER ASSETS, net             25,085         659      35,245       60,989
                                           ---------------------------------------------





Total assets                               $435,766    $ 29,989    $ 29,250     $495,005
                                           =============================================

                     Genesee & Wyoming Inc. and Subsidiaries

                       Pro Forma Combined Balance Sheets
                               As of June 30, 2002
                      (in thousands, except share amounts)
                                   (Unaudited)
                                   (continued)




LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Current portion of long-term debt          $   5,191             -            -     $   5,191
   Accounts payable                              44,134     $   2,596          955        47,685
   Accrued expenses                              12,510           411          982        13,903
   Other current liabilities                          -         1,802       (1,533)          269
   Dividend payable                                   -         2,865       (2,865)            -
                                              --------------------------------------------------

Total current liabilities                        61,835         7,674       (2,461)       67,048

LONG-TERM DEBT, less current portion             69,252             -       54,026       123,278
DEFERRED INCOME TAX LIABILITIES, net             26,509         5,547       (5,547)       26,509
DEFERRED ITEMS - grants from
governments agencies                             35,366             -            -        35,366
DEFERRED GAIN - sale-back                         4,225             -            -         4,225
OTHER LONG-TERM LIABILITIES                       9,374             -            -         9,374
MINORITY INTEREST                                 3,112             -            -         3,112

REDEEMABLE CONVERTIBLE PREFERRED STOCK           23,894             -            -        23,894

STOCKHOLDERS' EQUITY:
   Class A, common stock, $0.01 par
     value, one vote per share;
     30,000,000 shares authorized;
     15,191,721 issued and
     12,853,730 outstanding (net of
     2,337,991 in treasury)                         152             -            -           152
   Class B common stock, $0.01 par
     value, 10 votes per share;
     5,000,000 shares authorized;
     1,805,290 issued and
     outstanding                                     18             -            -            18
   Additional paid-in capital                   125,097        16,768      (16,768)      125,097
   Retained earnings                             91,266             -            -        91,266
   Accumulated other comprehensive loss          (2,083)            -            -        (2,083)
   Less treasury stock at cost                  (12,251)            -            -       (12,251)
                                              --------------------------------------------------

Total stockholders' equity                      202,199        16,768      (16,768)      202,199
                                              --------------------------------------------------

Total liabilities and stockholders' equity    $ 435,766     $  29,989       29,250       495,005
                                              ==================================================

                     Genesee & Wyoming Inc. and Subsidiaries
                     Pro Forma Combined Statement of Income
                      For the Year Ended December 31, 2001
                      (in thousands, except share amounts)
                                   (Unaudited)


                                                                  Emons
                                                  Emons       Transportation
                                             Transportation  Group, Inc. and
                                               Group, Inc.    South Buffalo                           Utah Railway
                                                and South    Railway Company Issuance of   Utah          Company
                                 Genesee &       Buffalo       Acquisition   Convertible  Railway      Acquisition
                                Wyoming Inc. Railway Company   Adjustments    Preferred   Company      Adjustments    Pro Forma
                                -----------------------------------------------------------------------------------------------

OPERATING REVENUES               $ 173,576     $  36,088           402             -     $  23,399             -     $ 233,465


OPERATING EXPENSES                 151,436        29,138          (421)            -        18,047          (503)      197,697


INCOME FROM OPERATIONS              22,140         6,950           823             -         5,352           503        35,768


Interest expense                   (10,049)         (956)       (1,386)          232             -        (1,924)      (14,083)

Gain on sale of 50% equity in
Australian Operations                2,985             -             -             -             -             -         2,985

Valuation adjustment of U.S.
denominated foreign loans              (81)            -             -             -             -             -           (81)

Other income, net                    1,392           568          (434)            -           150             -         1,676


Income before income taxes
and equity earnings                 16,387         6,562          (997)          232         5,502        (1,421)       26,265

Provision for income taxes           6,166         1,016         1,199            89         2,037          (547)        9,960


Income before equity earnings       10,221         5,546        (2,196)          143         3,465          (874)       16,305

Equity in net income of
international affiliates:

Australian Railroad Group            8,451             -             -             -             -             -         8,451

South America                          412             -             -             -             -             -           412


Net Income                          19,084         5,546        (2,196)          143         3,465          (874)       25,168

Impact of preferred stock
outstanding                            957             -             -           234             -             -         1,191


Net income available to
common stockholders              $  18,127     $   5,546     $  (2,196)    $     (91)    $   3,465      $   (874)    $  23,977


Basic earnings per common
share                            $    1.72                                                                           $    2.28


Weighted average shares             10,509                                                                              10,509


Diluted earnings per common
share                            $    1.48                                                                           $    1.88


Weighted average shares and
equivalents                         12,917                                       489                                    13,406

                     Genesee & Wyoming Inc. and Subsidiaries
                     Pro Forma Combined Statement of Income
                     For the Six Months Ended June 30, 2002
                      (in thousands, except share amounts)
                                   (Unaudited)


                                                  Emons          Emons
                                             Transportation  Transportation              Utah Railway
                                  Genesee &    Group, Inc.     Group, Inc.                  Company
                                   Wyoming       through       Acquisition  Utah Railway  Acquisition
                                     Inc.      February 22     Adjustments     Company    Adjustments  Pro Forma
                                 --------------------------------------------------------------------------------

OPERATING REVENUES                $ 100,372     $   3,206             -     $  12,097            -     $ 115,675


OPERATING EXPENSES                   85,892         3,101          (129)        8,372          (94)       97,142


INCOME FROM OPERATIONS               14,480           105           129         3,725           94        18,533


Interest expense                     (3,291)         (109)          (55)            -         (962)       (4,417)

Valuation adjustment of U.S.
denominated foreign loans                 4             -             -             -            -             4

Other income, net                       589            (5)            -            20            -           604


Income before income taxes and
equity earnings                      11,782            (9)           74         3,745         (868)       14,724

Provision for income taxes            4,009          (140)           29         1,533         (334)        5,097


Income before equity earnings         7,773           131            45         2,212         (534)        9,627

Equity in net income of
international affiliates:

  Australian Railroad
Group                                 4,551             -             -             -            -         4,551

  South America                         499             -             -             -            -           499


Net Income                           12,823           131            45         2,212         (534)       14,677

Impact of preferred stock
outstanding                             586             -             -             -            -           586


Net income available to
common stockholders               $  12,237           131            45         2,212         (534)    $  14,091


Basic earnings per common share   $    0.84                                                            $    0.96


Weighted average shares              14,618                                                               14,618


Diluted earnings per
common share                      $    0.73                                                            $    0.84


Weighted average shares
and equivalents                      17,539                                                               17,539

NOTE 1. PRO FORMA BALANCE SHEET


The "Utah Railway Company" column reflects the actual June 30, 2002 balances of URC.

The "Utah Railway Company Acquisition Adjustments" column reflects the following purchase price allocation (in thousands):


        Purchase Price                                    $54,026

        Unadjusted net assets                              16,768
        Eliminate cash retained by Mueller                 (5,935)
        Eliminate receivables to Mueller                      (14)
        Eliminate intangible assets                          (599)
        Eliminate deferred tax asset                          (60)
        Eliminate current income taxes                      1,533
        Eliminate dividends payable                         2,865
        Eliminate deferred income taxes                     5,547
        Revalue property and equipment                        (46)
        Add acquisition cost liabilities                     (982)
        Add working capital adjustment liability             (955)
                                                             -----

        Adjusted net assets                                18,122

        Intangible assets                                 $35,904

The purchase price includes $54.0 million paid in cash to Mueller, a $1.3 million working capital adjustment to be paid to Mueller, $0.3 million in severance costs and $0.7 million of acquisition costs, less net working capital acquired of $2.3 million. The acquisition was funded with borrowings under GWI's primary bank credit facility. The revaluation of the property and equipment was based on independent appraisals.

The acquisition of URC was accounted for under the purchase method of accounting. Accordingly, no current or deferred tax assets or liabilities were assumed in the acquisition because the book basis and tax basis of all assets and liabilities were equal. The total purchase cost of the acquisition was allocated to the assets acquired and liabilities assumed based on available information and certain assumptions that GWI believes to be reasonable with regard to their respective fair values. Changes to these original estimates are not expected to be material.

NOTE 2. PRO FORMA STATEMENTS OF INCOME


The "Emons Transportation Group, Inc. and South Buffalo Railway Company" columns reflect the actual balances of Emons and South Buffalo for the year ended December 31, 2001. The "Emons Transportation Group, Inc." column reflects the actual balances of Emons for the six months ended June 30, 2002.

The "Emons Transportation Group, Inc. and South Buffalo Railway Company Acquisition Adjustments" column reflects the following adjustments (in thousands):


                                                                 December 2001   June 2002
                                                                 ------------- --------------
Add back the margin eliminated on South
    Buffalo sales to Bethlehem that were eliminated pursuant
    to carve out rules                                              $   402         $     -
                                                                    -------         -------
Add depreciation expense related to the property
     and equipment revaluation over an average life
     of 30 years for South Buffalo                                  $   336         $     -
Deduct depreciation expense related to the property
     and equipment revaluation over an average life
     of 30 years for Emons                                             (757)           (129)
                                                                    -------         -------
                                                                    $  (421)        $  (129)
                                                                    -------         -------
Add interest expense, at an assumed rate of 4.875%,
     on $33,583 of new bank debt for South Buffalo                  $ 1,228         $     -
Add interest expense, at an assumed rate of 4.125%,
     on $27,000 of new bank debt for Emons less
     actual interest of $956 and $109, respectively                     158              55
                                                                    -------         -------
                                                                    $ 1,386         $    55
                                                                    -------         -------
Eliminate South Buffalo interest income on advance
     amounts to Bethlehem                                           $  (434)        $     -
                                                                    -------         -------
Income tax effect of above adjustments at the
     approximate statutory rate of 38.5% and
     after elimination of a one-time tax
     benefit of $1,582 reflected in the actual
     balances of Emons in 2001                                      $ 1,199         $    29
                                                                    -------         -------


NOTE 3. PRO FORMA STATEMENTS OF INCOME


The "Issuance of Convertible Preferred" column reflects the following adjustments (in thousands, except per share amount):



                                                              December 2001
                                                              -------------
     Eliminate interest expense, at an assumed rate of
     4.875%, on a $4,760 debt reduction                              $232
                                                                ---------

     Add dividends on 5,000 shares of Convertible Preferred          $200

     Add amortization of Convertible Preferred issuance
      costs of $240 over seven years                                   34
                                                                ---------
                                                                     $234
                                                                ---------
     Add common share equivalents of new $5,000
      Convertible Preferred at a conversion rate of $10.22            489
                                                                ---------

NOTE 4. PRO FORMA STATEMENTS OF INCOME

The "Utah Railway Company" columns reflect the actual balances of URC.

The "Utah Railway Company Acquisition Adjustments" column reflects the following adjustments (in thousands):


                                                             December 2001     June 2002
                                                             -------------     --------------
Deduct depreciation expense related to the property
     and equipment revaluation over average lives
     of primarily 30 to 50 years                               $   (24)          $    (4)
Deduct contractual intercompany management fees                   (479)              (90)
                                                               -------           -------
                                                               $   503           $    94
Add interest expense, at assumed rate of 3.5625% on
         $54,000 of new bank debt for URC                      $ 1,924           $   962
                                                               -------           -------
Income tax effect of above adjustments at the
         approximate statutory rate of 38.5%                   $   547           $   334
                                                               -------           -------

The above depreciation adjustments conform the Retirements - Replacements - Betterment (RRB) accounting convention for fixed assets used by URC to the straight line accounting convention used by GWI.

If the assumed interest rate on the $54.0 million of new bank debt for URC increased or decreased by .125%, the impact on annual interest expense would be plus or minus $67,500.